Via U.S. Mail and facsimile: 202-942-9656


October 21, 2002

Office of the Chief Accountant
Securities and Exchange Commission
Attention: Ms. Casey Kittredge
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam

This letter serves to confirm that the client-auditor relationship with Serefex Corporation ceased on October 21,2002.

Very Truly yours,

Clancy and Co., P.L.L.C.


By: Judith J. Clancy, CPA

Copy to: Mr. Brian Dunn, President
                  Via facsimile: 941-417-8560

                  U.S. Mail
                  Serefex Corporation
                  645 Penobscot Building, Suite #1300
                  Detroit, MI 48226

                  With a copy to:    Mr. Brian Dunn, President and Director
                                     Serefex Corporation
                                     1100 Misty Pines Circle, #204
                                     Naples, FL 34105